Exhibit 99.2

FOR IMMEDIATE RELEASE

Press Release AIG 175 Water Street New York, NY 10038

Contacts:

Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com

Fernando Melon (Investors): 212-770-4630; fernando.melon@aig.com

Jennifer Hendricks Sullivan (Media): 212-770-3141; jennifer.sullivan@aig.com

www.aig.com

AIG BOARD OF DIRECTORS AUTHORIZES REPURCHASE OF ADDITIONAL SHARES OF AIG COMMON STOCK, DECLARES COMMON STOCK DIVIDEND

NEW YORK, February 12, 2015 – American International Group, Inc. (NYSE: AIG) today announced the following actions taken by its Board of Directors:

•	Authorized the repurchase of additional shares of AIG Common Stock with an aggregate purchase price of up to $2.5 billion. During 2014, AIG repurchased approximately $4.9 billion of shares of AIG Common Stock, pursuant to prior authorizations from the Board of Directors. AIG’s aggregate remaining share repurchase authorization, inclusive of today’s announced $2.5 billion authorization, is approximately $2.5 billion. Repurchases may be made from time to time in the open market, private purchases, through forward, derivative, accelerated repurchase or automatic repurchase transactions, or otherwise.

•	Declared a dividend of $0.125 per share on AIG common stock, par value $2.50 per share. The dividend is payable on March 26, 2015, to stockholders of record at the close of business on March 12, 2015.

“We are very pleased to increase our share repurchase authorization by $2.5 billion,” said Robert S. Miller, Chairman of the Board of Directors of AIG. “AIG’s solid performance and commitment to balance sheet management underscore the strong fundamentals of our businesses, and build on the momentum we have generated.”

Certain statements in this press release constitute forward-looking statements. These statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. It is possible that actual results will differ, possibly materially, from the anticipated results indicated in these statements. Factors that could cause actual results to differ, possibly materially, from those in the forward-looking statements are discussed throughout AIG’s periodic filings with the SEC pursuant to the Securities Exchange Act of 1934.

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American International Group, Inc. (AIG) is a leading global insurance organization serving customers in more than 100 countries and jurisdictions. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIG_LatestNews | LinkedIn: http://www.linkedin.com/company/aig

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.